Exhibit 4.3

DESCRIPTION OF REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Jaguar Uranium Corp. (“we,” “our,” “us,” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our Class A common shares (the “Common Shares”).

The following summary of the terms of our Common Shares is based upon our articles and applicable provisions of the Business Corporations Act (British Columbia) (the “BCBCA”). This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the applicable provisions of our articles and the BCBCA. We encourage you to read our articles and the applicable provisions of the BCBCA for more information.

We are authorized to issue an unlimited number of Common Shares, an unlimited number of Class B common shares (“Class B Shares”) with no par value and an unlimited number of preferred (“Preferred Shares”) shares with no par value.

Common Shares

Voting Rights

The holders of the Common Shares will be entitled to receive notice of and to vote at every meeting of the shareholders of the Company and will have one vote thereat for each Common Share held.

Dividends

Subject to the rights, privileges, restrictions and conditions attached to the Preferred Shares, the Board may from time-to-time declare a dividend, and we will pay thereon out of the monies of the Company properly applicable to the payment of the dividends to the holders of Common Shares. The holders of Common Shares receive dividends as determined from time-to-time by the Board whose determination will be conclusive and binding upon the Company and the holders of Common Shares. Dividends may be paid on the Common Shares to the exclusion of the Class B Shares and, if otherwise permitted, the Preferred Shares.

Liquidation

Subject to the rights, privileges, restrictions and conditions attached to the Preferred Shares, in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or upon any distribution of the assets of the Company among shareholders being made (other than by way of dividend out of the monies properly applicable to the payment of dividends) the holders of Common Shares, together with the holders of the Class B Shares, will be entitled to share equally.

Preemptive or Other Rights

Holders of Common Shares are not entitled to preemptive rights, and the Common Shares are not subject to conversion, redemption or sinking fund provisions.

Election and Removal of Directors

Shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors set under the Articles from time to time. All the directors cease to hold office immediately before the election or appointment of directors, but are eligible for re-election or re-appointment. We may by special resolution remove any director before the expiration of his or her period of office and may by ordinary resolution elect or appoint another person in his or her stead. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy. The directors may remove any director before the expiration of his or her term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.

Class B Shares

Voting Rights

The holders of the Class B Shares are not entitled to vote at any meeting of the shareholders of the Company and will not be entitled to receive notice of or attend any meetings of the shareholders of the Company.

Dividends

Subject to the rights, privileges, restrictions and conditions attached to the Preferred Shares, the Board may from time-to-time declare a dividend, and we will pay thereon out of the monies of the Company properly applicable to the payment of the dividends to the holders of Class B Shares. For the purpose hereof, the holders of Class B Shares receive dividends as determined from time-to-time by the Board whose determination will be conclusive and binding upon the Company and the holders of Class B Shares. Dividends may be paid on the Class B Shares to the exclusion of the Common Shares and, if otherwise permitted, the Preferred Shares.

Liquidation

Subject to the rights, privileges, restrictions and conditions attached to the Preferred Shares, in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or upon any distribution of the assets of the Company among shareholders being made (other than by way of dividend out of the monies properly applicable to the payment of dividends) the holders of Class B Shares, together with the holders of the Common Shares, will be entitled to share equally.

Preemptive or Other Rights

Holders of Class B Shares are not entitled to preemptive rights, and the Class B Shares are not subject to conversion, redemption or sinking fund provisions.

Preferred Shares

The Board may from time-to-time issue Preferred Shares in one or more series, each series to consist of such numbers of shares as may before issuance thereof be determined by the Board.

The Board may by resolution alter the Articles to create any series of Preferred Shares and to fix before issuance, the designation, rights, privileges, restrictions and conditions to attach to the Preferred Shares of each series, including, without limiting the generality of the foregoing, the rate, form, entitlement and payment of preferential dividends, the dates and place to payment thereof, the redemption price, terms, procedures and conditions of redemption, if any, voting rights and conversion rights (if any) and any sinking fund, purchase fund or other provisions attaching to the Preferred Shares of such series; and provided, however, that no shares of any series will be issued until we have filed an alteration to the Notice of Articles with the Registrar of Companies, or such designated person in any other jurisdiction in which the Company may be continued.

If any cumulative dividends or amounts payable on return of capital in respect of a series of shares are not paid in full the shares of all series will participate ratably in respect of accumulated dividends and return of capital.

The Preferred Shares will be entitled to preference over the Common Shares and Class B Shares and any other shares of the Company ranking junior to the Preferred Shares with respect to the payment of dividends, if any, and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs, and may also be given such other preferences over the Common Shares and Class B Shares and any other shares of the Company ranking junior to the Preferred Shares as may be fixed by the resolution of the Board as to the respective series authorized to be issued.

The Preferred Shares of each series will rank on a parity with the Preferred Shares of every other series with respect to priority and payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, exclusive of any conversion rights that may affect the aforesaid.

No dividends will at any time be declared or paid on or set apart for payment on any shares of the Company ranking junior to the Preferred Shares unless all dividends, if any, up to and including the dividend payable for the last completed period for which such dividend will be payable on each series of the Preferred Shares then issued and outstanding will have been declared and paid or set apart for payment at the date of such declaration or payment or setting apart for payment on such shares of the Company ranking junior to the Preferred Shares nor will the Company call for redemption or redeem or purchase for cancellation or reduce or otherwise pay off any of the Preferred Shares (less than the total amount then outstanding) or any shares of the Company ranking junior to the Preferred Shares unless all dividends up to and including the dividend payable on each series of the Preferred Shares then issued and outstanding will have been declared and paid or set apart for payment at the date of such call for redemption, purchase, reduction or other payment.

Preferred Shares of any series may be purchased for cancellation or made subject to redemption by the Company out of capital pursuant to the provisions of the BCBCA, if the Board so provide in the resolution of the Board relating to the issuance of such Preferred Shares, and upon such other terms and conditions as may be specified in the designations, rights, privileges, restrictions and conditions attaching to the Preferred Shares of each such series as set forth in the said resolution of the Board and Articles relating to the issuance of such series.

The holders of the Preferred Shares will not, as such, be entitled as of right to subscribe for or purchase or receive any part of any issue of shares or bonds, debentures or other securities of the Company now or hereafter authorized.

No class of shares may be created, or rights and privileges increased to rank in parity or priority with the Preferred Shares with regard to the rights and privileges thereof and without limiting the generality of the foregoing, capital and dividends, without the approval of the holders of the Preferred Shares.

Options

Pursuant to the Stock Option Plan approved March 15, 2024, options may be granted to employees, directors or consultants of the Company. The total number of common shares issuable pursuant to the option plan will not exceed 10% of the aggregate number of common shares issued and outstanding and the number of common shares reserved for issuance to any one person under options granted pursuant to the option plan may not exceed 5% of the issued and outstanding common shares on a non-diluted basis. The exercise price, term and vesting of options to purchase Common Shares will otherwise be as approved by the Board. Unless otherwise determined by the Board, options to purchase Common Shares typically vest and become exercisable 50% at the end of six months from grant date and 50% at the end of twelve months from grant date.

Pursuant to the 2025 Equity Incentive Plan, options may only be granted to Eligible Persons (as defined in the 2025 Equity Incentive Plan) for whom the Company would be deemed to be an “eligible issuer of service recipient stock,” as defined in Treasury Regulation 1.409A-1(b)(5)(iii)(E). An option may be intended to be an incentive stock option or a non-qualified stock option. The award agreement for an option will indicate if the option is intended to be an incentive stock option or a non-qualified stock option. The maximum term of each option, whether an incentive stock option or a non-qualified stock option, will be 10 years. The per share exercise price for each option will be not less than the fair market value of a Common Share on the date of grant of the option. Each option will become exercisable at such times and under such conditions and will be subject to such other terms as may be determined by the Administrator (as defined in the 2025 Equity Incentive Plan) in its discretion.

Warrants

Underwriter Warrants

We have issued to the underwriter of our initial public offering (or its permitted designees) warrants to purchase up to a total of 503,125 Common Shares. The warrants are exercisable at a per share price equal to $5.00 per share, or 125% of the initial public offering price per Common Share, with a term of five years. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1)(A). The underwriter (or its permitted assignees under Rule 5110(e)(2)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period commencing 180 days from the commencement of sales of the Common Shares in our initial public offering. The warrants will expire five years from the commencement of sales of Common Shares in our initial public offering. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger, or consolidation. The warrants do not have any registration rights, but will be freely tradable if sold in a resale pursuant to the requirements of Rule 144.

Warrants

As of September 30, 2025, there were 2,916,500 warrants to purchase Common Shares outstanding (the “Purchase Warrants”). Of these, 100,000 Purchase Warrants entitle the registered holder to purchase one Common Share at a price of $1.00 per share, expiring on December 14, 2026; 1,477,500 Purchase Warrants are exercisable at $1.00 per share and expire on December 14, 2029; 70,000 Purchase Warrants are exercisable at $5.05 per share and expire on January 15, 2028; 1,188,000 Purchase Warrants are exercisable at $5.05 per share and expire on June 17, 2028; and, 81,000 Purchase Warrants are exercisable at $5.05 per share and expire on July 15, 2028. Under the terms of the Purchase Warrants, we may not effect the exercise of any portion of any Purchase Warrant, and a holder will not have the right to exercise any portion of any Purchase Warrant, which, upon giving effect to such exercise, would cause a holder (together with its affiliates) to own more than a specified beneficial ownership limitation of 4.99%.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Shares is Odyssey Trust Company with its principal office at 702 – 67 Yonge Street, Toronto, Ontario M5E 1J8 Canada.

Listing

Our Common Shares are listed on the NYSE American under the trading symbol “JAGU”.

4